Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 (which is expected to be filed with the Securities and Exchange Commission on or about May 9, 2013) of our report dated August 30, 2012, relating to our audit of the consolidated financial statements of Lantronix, Inc. (the “Company”) as of and for the year ended June 30, 2012, which appears in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 filed with the Securities and Exchange Commission on August 30, 2012.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

May 9, 2013